Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

GRI Bio, Inc.
La Jolla, CA
We consent to the inclusion in the Registration Statements on Form S-1 (Nos. 333-274972 and 333-276205), Form S-3 (Nos. 333-279348 and 333-283234) and Form S-8 (No. 333-284149) of GRI Bio, Inc. (“the Company”), of our report dated March 14, 2025, on our audits of the consolidated financial statements of GRI Bio, Inc. as of December 31, 2024 and 2023, and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 14, 2025. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ Sadler, Gibb & Associates, LLC

Sadler, Gibb & Associates, LLC
Draper, UT
March 14, 2025